                                                                     Exhibit 6.6

LICENSE AGREEMENT

DEDICATED RETAIL LOCATIONS - CARTS/KIOSKS/SEMI-PERMANENT LOCALS
(Excluding in-line stores of a permanent nature in excess of 500 square feet in size)

This License Agreement is made at Honolulu, Hawaii as of the 2nd day of June, 1999, by and between Hawaiian Vintage Chocolate Co., Inc., a Hawaiian Corporation, (HVC) located at 4614 Kileau Ave., Suite 435, Honolulu, Hi. 96816 (hereinafter called "we", "us" or "our") and Hobson Marketing Co., Inc., P.O. Box 133, Oakwood, Illinois 61858 hereinafter called "you").

This Agreement is concerned with the offer and license of dedicated retail outlets and the establishment and operation of Hawaiian Vintage Chocolate carts/kiosks. The distinguishing characteristics of our license agreement includes, but is not limited to, the registered trade name "Hawaiian Vintage Chocolate", readily recognized product and trade names, trademarks and service marks identifying our chocolate retail locations.

You are desirous of obtaining a license agreement to own and operate locations selling products under the trademark and service mark of "Hawaiian Vintage Chocolate." We and you, intending to be legally bound, for and in consideration of the mutual covenants hereinafter following, do mutually covenant and agree:

1.      Licenses, Service Marks, Exclusive Territory

1.1     License

We hereby grant you the right to use the federally registered service mark "Hawaiian Vintage Chocolate" and other such service marks, trademarks and copyrights as we may designate from time to time. You will be qualified to purchase our products at distributor prices while operating a retail location. You will be licensed to operate multiple retail locations within the limitations of the state of Illinois, Missouri and Indiana.

You agree not to open HVC retail locations without our written approval per market nor to change its store location thereafter without such written approval of us. You further acknowledge that we may, from time to time, and at our sole discretion, modify or discontinue use of any trade names, trademarks, service marks or use of one or more additional or substituted trade names, trademarks, or service marks and, you agree to operate under such trade names and trademarks as directed by us in our good discretion. You will receive protection for a minimum number of items per a mutually agreed upon definition to be designated during the six months following the execution of this Agreement.

1.2     Trade Practices.

You agree that we have the sole rights to certain trade practices and that no goodwill association with any of the trade practices shall inure to you.

1.3     Service Marks.

You, in conducting HVC retail business, shall use such service marks, trademarks, or trade names in such art form and in such logo form as specified from time to time by us including indoor signs identifying the store as "Hawaiian Vintage Chocolate" or such other service marks designated by us. We may, at sole discretion, prosecute or defend any action or proceeding which we deem necessary or desirable for the protection of service marks, trademarks, trade names or logos.

1.4     Exclusive Territory.

During the term of this Agreement and provided that you are not in default of this Agreement or any other Agreement between us and you, we shall not own, operate, or sell or transfer an HVC Dedicated Retail Location (of a semi-permanent nature) within Illinois, Missouri, Minnesota and Indiana.

In addition we have provided you with the right of first refusal for the states of; Michigan, Wisconsin, Iowa, Kentucky, Tennessee, Oklahoma, Arkansas, Kansas, Ohio, and Nebraska until December 31, 1999, providing that the company sells you a reasonable inventory of our products at a bona fide wholesale price.

2       Term

2.1     Life Term

There is no set term for the License Agreement and you are assured of at least a lifetime license, provided you have not breached any Agreement with us.

2.2     No Renewal Fees

Since the License Agreement has no set term, there are no renewal fees.

3       Retail Lease, Signage, Location Upkeep, Indemnification

3.1     Retail Lease

You are solely responsible for selecting the Retail Location for the operation of your store, which you shall lease directly from the landlord subject to our prior written approval. The Retail Location shall be used for no purpose other than our product sales.

3.2     Signage

Exterior and interior signs are to be used in connection with the Retail Location and must conform to our criteria. We must approve all signs in writing prior to installation or display. We will promptly (within 72 hours) approve or disapprove all submitted sign designs once received via fax, email or delivery.

3.3     Retail Location Upkeep

Maintenance and repair of the Retail Location is your sole responsibility. You shall maintain your signs, pictures, and other uses of the company's marks in the Location in excellent condition and repair. All replacement signs, pictures, decor, equipment and fixtures that bear our mark shall comply with our requirements and approval.

3.4     Indemnification

You are strictly responsible for the acts or omissions of your contractors regarding compliance with this paragraph and we shall have no responsibility for such acts or omissions. We shall not be liable for any loss or damage arising from the design or plan of the Retail Location, Cart or Kiosk, by reason of it's approval of plans or otherwise. You shall indemnify us for any loss, cost or expense, including attorney's fees, that may be sustained by us because of the acts or omissions of your contractors or arising out of the design or construction of Retail Location. We shall indemnify you from any claims regarding our corporate activities as a supplier to your retail locations.

4       Retail Location Operation

4.1     Sale of Products and Services

In order to retain product control for trademark purposes, you agree not to sell any product without our prior written consent. We agree to set a minimum number of differentiated exclusive products to be sold by at unique price points. Rollout and designation of these products will occur during the first six months of License Agreement.

4.2     Retail Location Supervision

It is our belief and recommendation that you or a designated manager should devote full time and attendance as well as that person's best efforts to the performance of the supervisory duties. A person trained in the methods and procedures established mutually and updated from time to time must manage each Location.

4.3     Retail Location Standards

All personnel employed by you at the Location shall maintain such standards of sanitation, cleanliness, demeanor and dress as shall be established from time to time.

4.4     Operating Licenses

You shall promptly procure and maintain all necessary licenses and permits required for the operation of the Retail Location as a contingency to the opening and operation of the Location. You further agree to comply with all laws and regulations affecting or applicable to the Retail Location.

4.5     Store Inspection

You shall allow us to periodically visit the Location from time to time for the purpose of determining that the company's marks are being used correctly in the operation of the Retail Location in accordance with the terms of this Agreement.

4.6     Discontinuance of Sale of Item or Product

We may require you to discontinue the use or sale of any product or item which, in our opinion, does not conform to the image of our trademark.

5       Insurance and Hold Harmless

Throughout the term of this Agreement, you shall maintain in effect at all times a policy or policies of insurance with an "A" insurance carrier naming us as an additional insured on the face of each policy at our sole cost and expense as follows:

5.1     Public Liability

Public liability no less than $1,000,000 combined single limits for bodily injury and property damage which amounts may be changed from time to time upon receipt of written demand of us from time to time, according to normal and generally accepted practice in each geographic territory.

5.2     Worker's Compensation

Worker's compensation insurance as required by state law. You shall deliver to us certificates evidencing that such insurance is in full force.

5.3     Product Liability

We shall add you to our product liability coverage as a qualified distributor and retailer of our products. We will maintain such coverage at adequate levels as generally accepted throughout the industry.

6.      Indemnification

We mutually agree to defend at our own cost and to indemnify and hold each other harmless, including shareholders, directors, officers, employees and agents, from and against any and all loss, costs, expenses (including attorney's fees), damages and liabilities, arising out of the other's negligence, breach of contract or other civil wrong, resulting directly or indirectly from or pertaining to the use, condition, construction, decorating, maintenance, or operation of the Retail Location, including the preparation and sale of any product made in or sold from the Location.

7.      Transfer of the License Agreement

This Agreement shall not be assigned, either voluntarily or by operation of the law, without prior written consent. Such consent shall not be unreasonably withheld.

8.      Non-Competition

8.1     Competitive Ownership

During the term of this License Agreement, neither you nor any of your principals shall directly or indirectly engage or be financially involved in (except for ownership of not more than five percent (5%) of the outstanding stock, voting and non-voting, of a corporation, the stock of which is traded on a national securities exchange), or be employed by any chocolate or candy store business or related products as a significant aspect of its operation. For three
(3) years after termination of this Agreement, you and your principals agree not to engage in any chocolate business and related products. We will not own or operate any Retail Locations within your exclusive territory so long as the License Agreement remains in force.

8.2     Trade Secrets Non-Disclosure

At no time during or after the term of this Agreement or thereafter, use or assist another in the use of any of our Trade Practices in any other business of you or any other person or entity.

9.      Relationship of the Parties

In all matters pertaining to the operation of the Retail Location, you are and shall be an independent contractor. No employee of you shall be deemed to be an employee of us. Nothing herein contained shall be construed to create a partnership, joint venture or agency between you and us. Neither party hereto shall be liable for the debts or obligations of the other unless expressly assumed in writing.

10.     Default

The occurrences of any of the following events shall constitute default by you under this Agreement:

10.1    Acts of Immediate Termination

If during the period in which the license is in effect, there occurs any of the following events which is relevant to the license, immediate notice of termination without an opportunity to cure, shall be deemed reasonable:

1. You are declared bankrupt or judicially determined to be insolvent, or all or a substantial part of the assets thereof are assigned to or for the benefit of any creditor, or you admit your inability to pay your debts as they come due.

2. You abandon a state territory by failing to open and operate two individual retail locations within the first eighteen months of being granted the state or by failing to operate or implement a mutually agreed upon plan for at least two retail locations for a period of thirty consecutive days. This License termination will be exclusive to the state territory in which the abandonment or failure to operate occurs. Such failure to operate is acceptable in the case of fire, flood, earthquake or similar causes beyond your control.

3.      We and you agree in writing to terminate the License Agreement.

4. You are convicted of a felony or any other criminal misconduct which is relevant to the operation of the retail locations.

5. We make a reasonable determination that continued operation of the retail location by you will result in an imminent danger to public health or safety.

10.2    Acts Requiring Period to Cure before Termination

1.      Other Agreements
        Default under any agreement between you and us, or under the lease agreements with the landlords of the retail locations, which default is not cured within the period required in said agreements.

2.      Transfers Without Prior Written Consent
        Any purported assignment, transfer, or sublicense of this franchise, or any right hereunder, without our prior written consent.

3.      Failure to Comply
        Failure to comply within reasonable written notice with any/all of the terms of this Agreement or any other agreement between us and you.

10.3    Remedies and Termination

You acknowledge and agree that complete performance of all the terms and conditions of this Agreement is necessary for the protection of us and the Trade Practices and that complete and exact performance by you of each of his promises contained herein is a condition to the continuance of this license agreement.

11.     Governing Law on Breach

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Hawaii.

12.     Entire Agreement

THE UNDERSIGNED ACKNOWLEDGES THAT THEY, AND EACH OF THEM HAVE READ THIS AGREEMENT IN FULL; ARE COGNIZANT OF EACH AND EVERY ONE OF THE TERMS AND PROVISIONS THEREOF AND AGREEABLE THERETO; THAT NO REPRESENTATIONS OR AGREEMENTS, WHETHER ORAL OR WRITTEN, EXCEPT AS HEREINAFTER SET FORTH HAVE BEEN MADE OR RELIED UPON; AND THAT THE TERMS AND PROVISIONS OF THIS LICENSE AGREEMENT CANNOT BE CHANGED OR MODIFIED UNLESS IN WRITING SIGNED BY YOUR AUTHORIZED REPRESENTATIVE AND OUR AUTHORIZED CORPORATE OFFICER.

13.     Additional Actions

The parties agree to execute such other documents and perform such further acts as may be necessary or desirable to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Hawaiian Vintage Chocolate Co.,  Inc.

By:    James Walsh (signature)
     --------------------------------------
     President

Licensee:    Doug Dawson (signature)
           --------------------------------


                 --------------------------

           It's  Executive VP
                 --------------------------


                 --------------------------
           It's
                 --------------------------